"Standex Logo"
STANDEX INTERNATIONAL CORPORATION {circle} SALEM, NH 03079 {circle} TEL (603) 893-9701 {circle} FAX (603) 893-7324 {circle} WEB www.standex.com

Contact:
Christian Storch, CFO                               FOR IMMEDIATE RELEASE
InvestorRelations@Standex.com
(603) 893-9701


  STANDEX REPORTS TWOFOLD INCREASE IN THIRD-QUARTER EARNINGS FROM CONTINUING
                                  OPERATIONS
             Industrial and Consumer Groups Record Strong Quarters


SALEM, NH - April 22, 2004 . . . . Standex International Corporation (NYSE:SXI)
today reported third-quarter income from continuing operations of $4.5 million, or $0.37 per diluted share, an increase of 104 percent from third-quarter 2003 of $2.2 million, or $0.18 per diluted share. Net sales for the third quarter of fiscal 2004 rose 22 percent to $149.3 million, from $122.1 million for the third quarter of 2003.


Third-quarter 2004 net income, including discontinued operations, was $3.4 million, or $0.27 per diluted share, an increase of 118 percent from net income, including discontinued operations of $1.5 million, or $0.13 per diluted share, for the year-earlier third quarter.


Excluding special items and discontinued operations, income for the third quarter of fiscal 2004 was $4.6 million, or $0.38 per diluted share, an increase of 66 percent from $2.8 million, or $0.23 per diluted share, in 2003. The Company believes such non-GAAP measures provide investors with an additional means of measuring financial performance and a consistent basis for comparing Standex's results for the third quarter of 2004 with results for prior quarters. A reconciliation of net income and earnings per share from reported GAAP amounts to non-GAAP amounts is included later in this release.


Income from continuing operations for the first nine months of fiscal 2004 was $14.3 million, or $1.16 per diluted share, an increase of 57 percent from $9.1 million, or $0.75 per diluted share, for the same period in 2003. Including discontinued operations, net income for the first nine months of 2004 was $11.3 million, or $0.91 per diluted share, up 16 percent from $9.7 million, or $0.80 per diluted share, from the year-earlier nine months. Excluding special items, income from continuing operations for the first nine months of fiscal 2004 was $14.9 million, or $1.21 per diluted share, an increase of 39 percent from $10.7 million, or $0.88 per diluted share, in 2003.


Net sales for the first nine months of fiscal 2004 rose 13 percent to $434.0 million from year-earlier net sales of $382.9 million. Excluding the impact of favorable currency, acquisitions and the extra month of European sales recorded in fiscal 2003, sales growth for the first three quarters was 5.7%.


Comments on the Third Quarter


"We were pleased with the improvement in Standex's operating performance and financial results in the third quarter," said Roger Fix, President and CEO. "We attribute the operating improvement to the larger market share achieved by several of our divisions, the benefits we are realizing from our restructuring and realignment program and a strengthening in several of our core markets. Our improved financial results include strong top-line growth, which when coupled with aggressive expense and working capital management, has produced substantial increases in net income from continuing operations in each of the past three quarters."


"The Company continues to post stronger sales than in comparable prior-year quarters due to a combination of strong organic growth and acquisitions completed during the past 12 months. Excluding the effect of acquisitions and favorable currency exchange rates, sales for the third quarter were up eight percent over last year's third quarter. Several of our core businesses are leading our overall growth because they are stronger, more efficient and better positioned to take advantage of market opportunities. As a result, Standex's operating income for the third quarter rose 90 percent to $8.2 million from $4.3 million for the third quarter of 2003," said Fix.


Standex's Industrial Group posted the best across-the-board performance for the third quarter of 2004. Group sales rose 24 percent to $81.2 million from $65.4 million in the third quarter of 2003 and for the first time in recent history, six of the seven divisions in this group achieved double-digit increases in revenues. Four businesses in the group, Custom Hoists, Standex Air Distribution Products (ADP), Standex Electronics and Standex Engraving, posted very strong sales performances. Standex Engraving showed the strongest quarter-over-quarter sales improvement, benefiting from the acquisition of I R International and its Brazilian affiliate, Dornbusch, and from strong sales gains in its core business. Custom Hoists increased its sales for the quarter because of the market share it has gained during the past two years, which allows this business to fully leverage the recovery of the construction vehicle market that is underway in the U. S. ADP benefited from advance buying from customers anticipating steel price increases, sales to customers outside its traditional HVAC wholesaler channel and the continuing strength of the housing markets in several regions of the U.S. Sales growth at Standex Electronics was attributable to earlier acquisitions and new business captured in the auto industry and other targeted markets. Organic growth for the Industrial Group in the third quarter was 14 percent.


Operating income for the Industrial Group increased 42 percent to $8.7 million from $6.2 million for the fiscal 2003 third quarter. Some of the key contributors to the improved profitability of the group include the impact of previous cost reductions, volume leverage and some improved pricing. The overall backlog for the Industrial Group at the end of the third quarter of 2004 remained strong with most divisions reporting double digit improvements in backlog versus the prior year.


Sales for the Food Service Group increased in the third quarter to $44.9 million, up 34 percent from $33.6 million in the third quarter of 2003. Two of the group's divisions, Master-Bilt and Procon, performed well with Procon achieving double-digit top-line growth. Master-Bilt continued to gain market share in its traditional drug store and ice cream retail chain markets and with sales gains in its targeted growth market of food service. Procon benefited from strong sales in its traditional beverage market and extended its penetration into targeted industrial sectors.

The third quarter is traditionally the Food Service Group's weakest quarter because construction of new restaurants and retail food outlets is frequently interrupted by winter weather, which was exceptionally severe in January and February. Despite the seasonally slow quarter, operating income for the quarter increased over the prior-year third quarter, before the effect of fair value accounting treatment applied to inventory of the Nor-Lake acquisition. This fair value accounting treatment negatively impacted, by $465,000, operating income which declined by eight percent to $1.7 million from $1.8 million in the third quarter of 2003.


Fix added, "The turnaround in the financial performance of our Consumer Group is very encouraging. The management team has focused for several quarters on reducing expenses and emphasizing profitability over sales growth. We are pleased to report that third-quarter operating profit for the group increased nearly eightfold to $2.1 million from $273,000 in the year-earlier third quarter. The group's sales of $23.2 million for the third quarter of 2004 were flat with sales of $23.1 million in the third quarter of 2003. The sales of Standard Publishing were also flat, however, due in large part to its overall expense reduction program, operating income increased more than twofold from the year-earlier third quarter. Standex Direct's third quarter operating income improved sevenfold as a result of more cost effective marketing activities and the implementation of significant cost and efficiency improvements in its operations. The third division, Berean Christian stores, posted a nine percent increase in sales for the third quarter of 2004 and turned a third-quarter 2003 operating loss into a modest operating profit for the third quarter of 2004. We are experiencing some recovery in the religious book and gift market and are now assessing selective growth opportunities."


"During the third quarter, many of our manufacturing divisions began to experience price increases imposed by our suppliers of steel products and other metal commodities. Pricing of galvanized steel strip, stainless steel and carbon steel sheet material and copper wire and refrigeration components have all been impacted. Many of these metal commodities and purchased items are key elements in the products manufactured by our Industrial and Food Service Groups. Our response to these pricing pressures has been to seek lower-cost sources of supply and to increase pricing to our customers in line with prevailing market conditions. In the third quarter, we were able to offset most of these price increases but are uncertain as to whether we will be able to continue to offset all increased metal costs in the future."


Comments on Standex's Realignment and Restructuring Program


"Our restructuring and realignment program is nearing completion, having achieved the goals we originally established for the initiative," said Fix. "In the third quarter, we successfully completed the shutdown of the Roll-Tech facility in Germany, the commercial printing business of Standard Publishing in Ohio and the Jarvis Caster operation in Massachusetts. Subsequent to the end of the third-quarter, we announced the consolidation of the Roehlen Engraving and B F Perkins operations in Rochester, New York into our I R International facility in Richmond, Virginia. Also, we recognized an after tax restructuring charge of $276,000 during the third quarter, which was partially offset by a net after tax gain on the sale of real estate of $152,000."

"The goals of this program included producing a series of larger operating units made up of stronger, more agile and synergistic businesses to achieve the critical mass necessary to make them leaders in the niche markets they serve. Through a series of strategic acquisitions, dispositions, consolidations and plant closings, we have been able not only to make significant progress in repositioning the Company as a leader in several of its markets but also to offset all of the restructuring expense incurred during the past 18 months with the capital gains we recognized on the dispositions. We expect to record our final restructuring charges-leaving us within the originally estimated target of $11 million to $12 million, during the first quarter of our 2005 fiscal year. We also expect that the annualized cost savings from the restructuring and realignment program will exceed $8.0 million. <F1>"


"During the tenure of the program, we completed six strategic or bolt-on acquisitions, sold or closed five businesses and consolidated the operations of five divisions. With these actions, we bolstered our strength in existing and strategically related markets and exited businesses that no longer played to our strengths as a provider of value-added engineered products and customer solutions. In addition to implementing change and integrating new companies and cultures, we managed to introduce Lean Enterprise disciplines in nine out of 15 divisions. As a result of these actions, Standex expects to benefit fully from strengthening in the economy,<F1>" said Fix.

Earnings Reconciliation

Net income and earnings per share data including the impact of discontinued operations, restructuring and other special charges is summarized below (in thousands, except per share data):




                                   Three Months Ended      Nine Months Ended
                                       March 31                  March 31
                                                 Change                     Change
                                 2004     2003     %        2004      2003      %
Net Income                     $3,352  $1,541    118     $11,290   $ 9,694    16
Discontinued operations         1,125     657              3,025     (592)

Income from continuing
  operations                    4,477   2,198    104      14,315     9,102    57

Special items, net of tax:
  Restructuring                   276     573                754     1,170
  Other                         (152)       0               (179)      454
  Subtotal                        124     573                575     1,624

Income before special items    $4,601  $2,771     66     $14,890   $10,726    39


Diluted earnings per share     $ 0.27  $ 0.13    108     $  0.91   $  0.80    14
Discontinued operations          0.10    0.05               0.25     (0.05)

Income from continuing
  operations                     0.37    0.18    106        1.16      0.75    55

Special items, net of tax:
  Restructuring                   0.02   0.05               0.06      0.09
  Other                          (0.01)  0.00              (0.01)     0.04
  Subtotal                        0.01   0.05               0.05      0.13

Income before special items    $  0.38 $ 0.23     65      $ 1.21    $ 0.88    38




Conference Call Information


Standex invites you to attend a conference call with President and Chief Executive Officer Roger Fix and Chief Financial Officer Christian Storch at:
10:00 a.m. ET, today. To join a live webcast of the conference call, please access the "Investor Relations" section of the Company's website, located at: www.standex.com. For those unable to listen to the live broadcast of the conference call, an audio playback will be available beginning at 1:30 p.m. ET on today through midnight ET on April 29th. To listen to the audio playback from the United States, please call (888) 286-8010; from outside the United States, call (617) 801-6888; access code is 37248939. In addition, a replay can also be accessed in the "Investor Relations" section of the Company's website, located at www.standex.com.




About Standex


Standex International Corporation is a multi-industry manufacturer in three broad business segments: Food Service, Industrial and Consumer with operations in the United States, Europe, Canada, Australia, Singapore, Mexico, Brazil and China. For additional information, visit the Company's website at www.standex.com.

                      CONSOLIDATED FINANCIAL INFORMATION
                     (In thousands, except per share data)


                                   Three Months Ending   Nine Months Ending
                                        March 31             March 31
                                      2004       2003        2004        2003
CONSOLIDATED SUMMARY OF INCOME
NET SALES                         $149,260    $122,120   $433,963    $382,890

Income Before Taxes                 $6,771      $2,511    $22,368     $13,505
Provision for Taxes                  2,294         313      8,053       4,403
  Income from continuing
    operations                       4,477       2,198     14,315       9,102
  Income/(loss) from
   discontinued operation
   net of tax                       (1,125)       (657)    (3,025)        592

Net Income                          $3,352      $1,541    $11,290      $9,694


EARNINGS PER SHARE:

Basic
  Income from continuing
    operations                       $0.38       $0.18      $1.18       $0.75
  Income/(loss)from
    discontinued operations          (0.10)      (0.05)     (0.25)       0.05
  Total                               0.28        0.13       0.93        0.80

Diluted
  Income from continuing
    operations                       $0.37       $0.18      $1.16       $0.75
  Income/(loss) from
    discontinued operations          (0.10)      (0.05)     (0.25)       0.05
  Total                               0.27        0.13       0.91        0.80

SEGMENT DATA

NET SALES

Food Service                       $44,927     $33,611   $130,565    $104,491
Consumer                            23,151      23,073     68,453      71,832
Industrial                          81,182      65,436    234,945     206,567
  TOTAL                           $149,260    $122,120   $433,963    $382,890

OPERATING INCOME

Food Service                        $1,682      $1,835    $10,375      $6,624
Consumer                             2,124         273      4,056         868
Industrial                           8,739       6,159     24,685      24,765
Restructuring                        (433)       (988)    (1,179)     (2,017)
Other income, net                      238           -        279     (1,306)
Corporate                          (4,135)     (2,957)   (11,506)    (10,174)
  TOTAL                             $8,215      $4,322    $26,710     $18,760

                                     # # #







<FN

<F1> SAFE HARBOR LANGUAGE

Statements in this news release include, or may be based upon management's current expectations, estimates and/or projections about Standex's markets and industries. These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict. Among the factors that could cause actual results to differ are uncertainties regarding the termination of operations by Standex Engraving at its Rochester, New York facility and the relocation of those operations to its Richmond, Virginia facility and the integration of those operations with other operations of Standex Engraving, the completion of the restructuring and realignment program and the realization of sufficient proceeds from asset sales to offset restructuring expenses, realization of the expected annual cost savings resulting from the restructuring and realignment program and any other factors discussed in the Annual Report of Standex on Form 10-K for the fiscal year ending June 30, 2003, which is on file with the Securities and Exchange Commission, and any subsequent periodic reports filed by the Company with the Securities and Exchange Commission. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaims any obligation to do so even if its estimates change.